Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

Twelve Months Ended	Three Months Ended

	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Interest Income	$61,928,649	$44,386,514	$13,890,367	$14,222,602
Interest Expense	5,712,618	6,953,466	1,486,465	1,771,080
Net Interest Income	56,216,031	37,433,048	12,403,902	12,451,522
Other Income	17,642,918	15,126,573	4,778,368	4,367,573
Less: Provision for loan losses	6,930,000	3,705,555	2,800,000	2,435,555
Other Operating Expenses	44,244,907	34,615,735	11,857,995	11,359,556
Total Income before taxes	22,684,042	14,238,331	2,524,275	3,023,984
Acquisition-related gain	-	21,474,123	-	21,474,123
Total Income before taxes	22,684,042	35,712,454	2,524,275	24,498,107
Provision for Income Taxes	8,374,000	13,635,000	843,500	9,730,000
Net Income	$14,310,042	$22,077,454	$1,680,775	$14,768,107
Net Income Per Common Share	$1.61	$2.48	$0.19	$1.66

BALANCE SHEET (unaudited) December 31, 2010 and 2009

Assets	2010	2009	Liabilities & Equity	2010	2009
Cash and Due from Banks	$39,849,020	$60,364,695	Non Interest Bearing	$163,121,460	$156,303,510
Investment Securities	227,803,832	189,788,913	Interest Bearing	855,325,832	831,680,187
Federal Funds Sold	88,221,710	39,737,847	Total Deposits	1,018,447,292	987,983,697
Total Loans	746,828,695	787,879,825	Short Term Debt	4,815,964	1,812,016
Allowance for Loan Losses	(9,526,592)	(6,034,187)	Other Liabilities	4,089,334	14,516,835
Net Loans	737,302,103	781,845,638	Total Liabilities	1,027,352,590	1,004,312,548
Bank Premises & Equipment	20,321,474	20,021,428	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	5,407,205	4,681,481	Additional Paid-in Capital	26,543,470	26,543,470
Cash surrender value of life insurance	12,024,264	11,552,684	Retained Earnings	78,886,168	85,947,919
Other Assets	10,757,535	17,716,166	Total Stockholders' Equity	114,334,553	121,396,304
Total Assets	$1,141,687,143	$1,125,708,852	Total Liabilities & Equity	$1,141,687,143	$1,125,708,852

Management Comments

The Corporation posted net income of $14.3 million during 2010, a decrease of $7.8 million or 35.2% compared to 2009.  Earnings per share decreased to $1.61 for the twelve months ended December 31, 2010 compared to $2.48 for the same period in 2009.

The results for 2009 were impacted by a $21.5 million ($12.8 million after-tax) bargain purchase gain recorded in the fourth quarter as a result of the acquisition of certain assets and liabilities of a failed bank in Racine, WI from the FDIC in October.  This non-recurring income made Tri City the highest earning bank in the State of Wisconsin in 2009.

Operating earnings in 2010 were positively affected by enhanced core income from the acquisition as well as acquisition related purchase accounting income of $12.9 million in 2010 compared to $2.4 million in 2009.  These items were partially offset by an increase in the provision for loan losses of $3.2 million, an increase in regulatory expenses of $1.2 million and a decrease in mortgage related income of $0.5 million in 2010 compared to 2009.

Total assets were $1.1 billion at December 31, 2010 and December 31, 2009.  While total assets remained stable, total loans decreased $41.1 million during 2010 while deposits increased $30.5 million during the same period.  Thus, the Corporation has a very strong balance sheet and liquidity position moving into 2011.

Dividend Announcement

The Board of Directors did not declare a dividend for the first quarter of 2011.

As previously announced, the Board of Directors declared a special dividend of $1.20 per share payable on December 10th, 2010 to shareholders as of the record date of November 30th, 2010.  This dividend was intended to prepay 2011 dividends due to the possibility of less favorable tax treatment of dividend income in 2011.

As a result of the dividend paid in December of 2010, the Board intends to significantly reduce or eliminate dividend payments for the remainder of 2011.  The Board intends to resume quarterly dividend payments after 2011, however it is not possible to predict the economy in 2012.  The Board will review earnings, monitor regulatory developments and consider other appropriate factors at that time relative to declaring future dividends.